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                                  EXHIBIT 4.4

                                  [EXCO LOGO]
                              5735 Pineland Drive
                                   Suite 235
                              Dallas, Texas 75231

                                                             _____________, 1998

Dear Shareholder:

         You will find enclosed the Prospectus and other materials relating to the rights offering by EXCO Resources, Inc. ("EXCO").

         We request that you carefully review the Prospectus which describes how you may participate in the rights offering. As indicated in the Prospectus, there is a limited period of time, up to and including the Expiration Date, during which you will be able to either purchase additional shares or sell your transferable rights.

SUMMARY OF THE TERMS OF THE OFFERING


         - You will receive ten transferable rights for each share of EXCO Common Stock you owned on the Record Date (June ___,
                  1998).


         - You may purchase one share of Common Stock for each right you receive at the Subscription Price of $____ per share.

         - Holders of rights who have fully exercised the rights issued to them may subscribe for additional shares up to 100% of their Basic Subscription Privilege through the Oversubscription Privilege. If the number of shares purchased in such oversubscriptions exceeds 5,943,360 shares when added to the number of shares purchased pursuant to the Basic Subscription Privilege, shares will be allocated to those shareholders who oversubscribe, based upon the number of shares such holders subscribed for pursuant to the Basic Subscription Privilege, as more fully described in the Prospectus.

         - The rights offering expires at 5:00 p.m. Dallas time on _____________, 1998.

         If your shares are held in your name, a Subscription Certificate is enclosed. If your shares are held in the name of your bank or broker, you must contact your bank or broker if you wish to participate in this offering.

         The rights will trade on the OTC Bulletin Board. Please decide if you would like to (a) subscribe for additional shares, or (b) sell your rights.

         YOU ARE ENCOURAGED TO SUBSCRIBE FOR ADDITIONAL SHARES OR SELL YOUR RIGHTS BECAUSE THOSE SHAREHOLDERS WHO DO NOT TAKE ANY ACTION WILL EXPERIENCE A DILUTION IN THE VALUE OF THEIR SHARES OF EXCO COMMON STOCK AND A REDUCTION IN THEIR PROPORTIONATE INTEREST IN EXCO.

         On behalf of the Board of Directors, we thank you for your support and confidence and look forward to continuing to serve you.

                                       Sincerely,


                                       DOUGLAS H. MILLER
                                       Chairman and Chief Executive Officer

         If you have any questions concerning the rights offering, please feel free to contact Richard E. Miller, Secretary and General Counsel, at (214) 368-2084.